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                                                                          [LOGO]

LIBERTY MEDIA CORPORATION                                           EXHIBIT 99.1
FOURTH QUARTER EARNINGS RELEASE

--------------------------------------------------------------------------------

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's earnings release in a conference call which will begin at 11:00 a.m. (ET) March 15, 2005. The call can be accessed by dialing (913) 981-4903 or (800) 811-8824 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on March 15, 2005 through 5:00 p.m (ET) March 22, 2005, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 6539442#. The call will also be broadcast live across the Internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release and replays of the call will also be available on the Liberty web site.

Englewood, Colorado - On March 14, 2005, Liberty filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2004. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-K as filed with the SEC.

Liberty is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses. Our businesses are organized by operating groups with the two largest groups being the Interactive Group and Networks Group, as shown below.


        Interactive Group                           Networks Group
-------------------------------         ----------------------------------------
CONSOLIDATED SUBSIDIARIES               CONSOLIDATED SUBSIDIARIES
     QVC, Inc.                               Starz Entertainment Group LLC (SEG)
     Ascent Media Group                 EQUITY AFFILIATES
     On Command Corporation                  Discovery Communications, Inc.
     OpenTV Corporation                      CourtTV
COST METHOD INVESTMENTS                      GSN
     InterActiveCorp                    COST METHOD INVESTMENTS
                                             News Corporation


The following discussion of the combined results of our Groups presents 100% of the revenue, expenses and operating cash flow of each of the consolidated subsidiaries and equity affiliates in each Group even though we may own less than 100% of these businesses. The following discussion excludes financial results from our cost method investments. Unless otherwise noted, the following discussion compares financial information for the twelve months and three months ended December 31, 2004 to the same periods in 2003. Three month comparisons are referenced by "Q/Q", and twelve month comparisons are referenced by "Y/Y." Please see page 10 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of combined results for the Groups to consolidated earnings from continuing operations before income taxes and minority interests. Certain prior period amounts have been reclassified for comparability with the 2004 presentation.

INTERACTIVE GROUP

Interactive Group's combined revenue increased 16% to $6.6 billion and operating cash flow increased 23% to $1.4 billion for the year. Increases in revenue and operating cash flow were primarily due to increases at QVC and Ascent Media. Following is a more detailed discussion of operating results at QVC and Ascent Media.

QVC

QVC's revenue increased 16% Q/Q and Y/Y. QVC's operating cash flow increased 18% Q/Q to $411 million and 21% Y/Y to $1.2 billion.

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Revenue from QVC's domestic businesses increased 9% Q/Q to $1.3 billion and 8%
Y/Y to $4.1 billion. Operating cash flow increased 14% Q/Q to $334 million and 10% Y/Y to $977 million. The domestic revenue increase was attributed to increased sales volume across each product category for the quarter and primarily in the areas of apparel and accessories for the year. The domestic operations shipped approximately 33.3 million units during the quarter, an increase of 6%, and approximately 105.2 million units during the year, an increase of 9%. The average selling price increased 3.2% from $40.55 to $41.86 Q/Q and decreased 1.1% from $42.08 to $41.61 Y/Y. The domestic operating cash flow margins increased 110 basis points for the quarter and 50 basis points for the year due primarily to gross margin improvement and a lower provision for statutory local sales and use tax. The gross margin increase in both periods was primarily due to a lower inventory obsolescence provision.

QVC's international operations experienced positive results for the quarter and year due to a combination of increased sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Revenue from international operations increased 40% Q/Q to $476 million and 48% Y/Y to $1.5 billion as a result of a strong performance from each of the international divisions. Excluding the effect of exchange rates, the international revenue increased 30% Q/Q and 35% Y/Y. Operating cash flow for the international operations increased from $56 million to $77 million, or 38%, Q/Q and increased from $125 million to $253 million, or two-fold Y/Y due primarily to increased revenue. The international cash flow margin decreased from 16.5% to 16.2% Q/Q due primarily to a lower gross margin resulting from a higher inventory obsolescence provision. For the year, the international cash flow margin increased from 12% to 16% due to improvements in gross margin and operating leverage. Excluding the effect of exchange rates, QVC's international operating cash flow increased by 20% Q/Q and 77% Y/Y.

ASCENT MEDIA

Ascent Media's revenue increased 23% Q/Q to $173 million and 24% Y/Y to $631 million. Ascent Media's operating cash flow increased 35% Q/Q to $27 million and 31% Y/Y to $98 million. The increases for both periods were primarily due to acquisitions and organic growth related to new projects within Ascent Media's Networks Group. Excluding the effects of the acquisitions, revenue increased 10% Q/Q and 12% Y/Y and operating cash flow increased 10% Q/Q and 16% Y/Y. Organic revenue growth for both periods was driven by strength in the networks origination business, the U.S. media business and the creative services business and audio business worldwide.

NETWORKS GROUP

Networks Group's combined revenue increased 15% to $3.7 billion and operating cash flow increased 3% to $949 million for the year. The increase in revenue is primarily due to increases at SEG and Discovery. The increase in operating cash flow was primarily due to an increase of 31% at Discovery partially offset by a 35% decrease at SEG. For further details of SEG's and Discovery's operating results see the detailed discussion below.

SEG

SEG's revenue increased 6% Q/Q to $248 million and 6% Y/Y to $963 million. SEG's operating cash flow decreased 54% Q/Q to $46 million and 35% Y/Y to $239 million. The increases in revenue were primarily due to a 15% increase in the number of subscription units since the end of 2003. While the majority of the increase in subscription units was related to SEG's Thematic Multiplexes, which have lower subscription rates than other SEG services, SEG also saw important increases in the more profitable Starz and Encore units. SEG had a 15% increase in Starz units and a 12% increase in Encore units during 2004. The increases in subscription units were due in part to increased participation with distributors in national marketing campaigns, new affiliation agreements with certain distributors and other marketing strategies. Under these new affiliation agreements, SEG obtained benefits such as more favorable promotional offerings of SEG's services and increased co-operative marketing commitments.

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SEG's operating expenses increased 49% Q/Q and 35% Y/Y. The increases were due primarily to higher programming costs, which increased from $398 million for the full year 2003 to $564 million for the full year 2004. Such increases were due to higher cost per title due to new rate cards for certain of these movie titles and amortization of deposits previously made under the output agreements. SEG also had higher sales and marketing expenses as a result of the aforementioned marketing campaigns. Increased programming and sales and marketing costs were partially offset by lower general and administrative costs, including bad debt expense. Bad debt expense was lower in 2004 due to the recovery of $12 million of receivables for which a reserve had previously been provided.

DISCOVERY

DCI's revenue increased 15% Q/Q to $693 million and 19% Y/Y to $2.4 billion. DCI's operating cash flow increased 21% Q/Q to $182 million and 31% Y/Y to $663 million. DCI's affiliated networks reach over one billion total cumulative worldwide subscription units.

Domestic Networks revenue increased 11% Q/Q and 19% Y/Y due to increases in both affiliate and advertising revenue. Affiliate revenue increased 39% Q/Q and 37% Y/Y as aggregate subscription units increased by 7% Y/Y. Affiliate revenue grew at a faster rate than subscription units primarily due to a significant number of digital subscription units coming off of free periods in 2004 and the extension of carriage arrangements with large affiliates that reduced the amortization of launch costs during the period. Advertising revenue was flat Q/Q and increased 9% Y/Y due to growth in the overall advertising market and higher advertising sell out and rates. Operating expenses increased 7% Q/Q and 16% Y/Y due to increased investment in first run premier programming, and related marketing and sales expenses. Operating cash flow increased by 20% to $140 million Q/Q and 23% to $600 million Y/Y.

International Networks revenue increased 25% Q/Q and 23% Y/Y due to increases in affiliate revenue, advertising revenue, and favorable exchange rates. Advertising revenue increased 21% Q/Q and 31% Y/Y driven by higher advertising rates and higher viewership ratings in the U.K. and Latin America and increased distribution in Asia. Affiliate revenue increased by 27% Q/Q and 20% Y/Y as cumulative subscription units increased by 28% Y/Y. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscription units of branded blocks of programming in Asia that do not accrue license fees. Operating expenses increased 27% Q/Q and 20% Y/Y while operating cash flow increased 13% to $26 million Q/Q and increased 43% to $97 million Y/Y. The Q/Q operating cash flow growth rate was less than the Y/Y growth rate primarily due to an initiative at the International Networks that began in the fourth quarter and is expected to run into 2006. The International Networks began an investment program designed to highlight and strengthen its Lifestyles category, particularly in Europe. Discovery expects to spend approximately $100 million over a two-year period on this initiative. Excluding the effect of exchange rates, revenue increased 19% Q/Q and 16% Y/Y and operating cash flow increased 13% Q/Q and 35% Y/Y.

Commerce, Education and other revenue increased 16% Q/Q and 4% Y/Y. Operating cash flow improved 45% Q/Q to $16 million and the operating cash flow deficit improved 28% Y/Y to $34 million primarily due to an increase in licensing revenues and the closure of underperforming stores.

DCI's outstanding debt balance was $2.5 billion at December 31, 2004.

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FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                            December 31,     September 30,   December 31,
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                     2004              2004            2003
                                                                            ------------     -------------   ------------
News Corporation                                                            $   9,516           8,037          7,631
InterActiveCorp                                                             $   3,824           3,048          4,697
Non Strategic Public Holdings                                               $   9,584           8,953          9,363

CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                         December 31,       September 30,     December 31,
(AMOUNTS IN MILLIONS)                                                       2004                2004              2003
                                                                         ------------       -------------     ------------
CASH AND CASH RELATED INVESTMENTS:
Consolidated Cash (GAAP)                                                    $  1,421             1,298             2,974
Consolidated Short-Term Investments(1)                                             3                27               266
Consolidated Long-Term Marketable Securities(2)                                  300               412               320
                                                                            --------          --------          --------
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                         $  1,724             1,737             3,560
                                                                            ========          ========          ========
DEBT:
Senior Notes and Debentures(3)                                              $  6,188             6,745             7,138
Senior Exchangeable Debentures(4)                                              4,588             4,588             4,638
Other                                                                            109                95                91
                                                                            --------          --------          --------
     TOTAL DEBT                                                               10,885            11,428            11,867
Less:  Unamortized Discount Attributable To Call Option Obligations           (2,289)           (2,310)           (2,411)
       Unamortized Discount                                                      (20)              (22)              (24)
                                                                            --------          --------          --------
     CONSOLIDATED DEBT (GAAP)                                               $  8,576             9,096             9,432
                                                                            ========          ========          ========

(1) Represents short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.

(2) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(3) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Liberty's Total Consolidated Cash and Liquid Investments decreased slightly and Total Debt decreased by $543 million from September 30, 2004. The decrease in Total Debt was due to repayments of corporate debt as part of the debt reduction plan announced in the fourth quarter of 2003. Total Consolidated Cash and Liquid Investments decreased slightly as cash flow from operations of Liberty's subsidiaries and the proceeds from the expiration of certain equity collars and stock sales were offset by the debt repayments.

Liberty's Total Consolidated Cash and Liquid Investments decreased by $1.8 billion and Total Debt decreased by $982 million from December 31, 2003. The decrease in Total Debt was due to repayments of corporate debt as part of the aforementioned debt reduction plan offset by an increase in capital leases at our subsidiaries. Cash provided by the operations of Liberty's subsidiaries, the proceeds from the unwinding of certain equity collars, and the sale of News Corp. shares and certain other investments were offset by debt repayments, interest payments, the purchase of News Corp. shares and the Comcast transaction, in which Liberty exchanged $547 million in cash and certain assets for 120.3 million shares of Liberty Media Series A common stock from Comcast.

2005 OUTLOOK

QVC - 2005 GUIDANCE

The following estimates assume primarily, among other factors, the product mix, foreign currency exchange rates and domestic growth rates are consistent as compared to 2004, and international growth rates experience a slight slowdown.

For full year 2005 versus 2004, QVC operating results are expected to increase as follows:

o    Revenue by high single digits %.
o    Operating cash flow by low double digits %.
o    Operating income by low double digits %.

SEG - 2005 GUIDANCE

The following estimates assume, among other factors, that SEG continues to experience positive trends under its affiliation agreements, SEG's distributors continue to see growth in digital subscribers consistent with that experienced in 2004, the quantity and the timing of receipt of output product from the studios does not materially change from that experienced in 2004, and Starz subscription units continue to increase. These estimates further assume that SEG's 2005 programming costs increase between $115 million and $135 million over amounts expensed in 2004.

For full year 2005, SEG operating results are expected as follows:

o    Revenue between $1,000 and $1,050 million.
o    Operating cash flow between $150 and $170 million.
o    Operating income between $64 and $84 million.

DCI - 2005 GUIDANCE

The following estimates assume, among other factors, continued increase in the amount of advertising dollars spent with cable networks as compared to broadcast networks, stabilized ratings at TLC, investment in the international lifestyles and education initiatives, and a stable national retail environment.

For full year 2005 versus 2004, DCI consolidated operating results are expected to increase as follows:

o    Revenue by mid teens %.
o    Operating cash flow by low double digits %.
o    Operating income by approximately 10%.

OUTSTANDING SHARES

At December 31, 2004, there were approximately 2.8 billion outstanding shares of L and LMC.B and 85 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At December 31, 2004, 33 million options had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $161 million.

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CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION INDUSTRY; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson (877) 772-1518


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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of annual and quarterly financial information and operating metrics on a stand-alone basis for Liberty's three largest privately held businesses (QVC, Inc., Starz Entertainment Group LLC and Discovery Communications, Inc.).

Please see page 10 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2004 and 2003 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for DCI was obtained directly from DCI. Liberty does not control the decision-making processes or business management practices of DCI. Accordingly, Liberty relies on DCI's management to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause DCI to distribute to Liberty its proportionate share of the revenue or OCF of DCI.

QUARTERLY SUMMARY

(AMOUNTS IN MILLIONS)                                     4Q04         3Q04          2Q04          1Q04          4Q03
                                                         ------       ------        ------        ------        ------
QVC, INC. (98.3%)
Revenue - Domestic                                       $1,347          932           930           932         1,233
Revenue - International                                     476          360           359           351           340
                                                         ------       ------        ------        ------        ------
Revenue - Total                                          $1,823        1,292         1,289         1,283         1,573
                                                         ------       ------        ------        ------        ------
OCF - Domestic                                           $  334          210           221           212           292
OCF - International                                          77           61            57            58            56
                                                         ------       ------        ------        ------        ------
OCF - Total                                              $  411          271           278           270           348
                                                         ------       ------        ------        ------        ------
Operating Income                                         $  290          153           164           153           229
Gross Margin - Domestic                                    36.8%        36.8%         37.8%         36.6%         35.6%
Gross Margin - International                               34.0%        37.6%         37.0%         37.3%         37.0%
Homes Reached - Domestic                                   88.4         87.8          87.3          87.0          85.9
Homes Reached - International                              66.0         64.8          63.4          61.4          59.4

STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                                  $  248          245           238           232           235
OCF                                                      $   46           62            62            69            99
Operating Income (Loss)                                  $    1           46            48            53            (2)
Subscription Units - Starz!                                14.1         13.7          13.3          12.3          12.3
Subscription Units - Encore                                24.5         23.9          23.4          21.9          21.9
Subscription Units - Thematic Multiplex & Other           134.4        129.7         127.2         120.1         116.8
                                                         ------       ------        ------        ------        ------
Subscription Units - Total(1)                             173.0        167.3         163.9         154.3         151.0
                                                         ------       ------        ------        ------        ------

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Revenue - U.S. Networks(2)                               $  414          386           423           382           374
Revenue - International Networks(3), (4)                    170          145           142           126           136
Revenue - Commerce, Education & Other(5)                    109           26            23            19            94
                                                         ------       ------        ------        ------        ------
Revenue - Total                                          $  693          557           588           527           604
                                                         ------       ------        ------        ------        ------
OCF - U.S. Networks(2)                                   $  140          152           169           139           117
OCF - International Networks(3), (4)                         26           25            30            16            23
OCF - Commerce, Education & Other(5)                         16          (16)          (16)          (18)           11
                                                         ------       ------        ------        ------        ------
OCF - Total(6)                                           $  182          161           183           137           151
                                                         ------       ------        ------        ------        ------
Operating Income                                         $  159          129           118            78           103
Subscription Units - U.S. Networks(2)                       667          663           648           625           625
Subscription Units - International Networks(3), (4)         565          548           455           445           440
                                                         ------       ------        ------        ------        ------
Subscription Units - Total(7)                             1,232        1,211         1,103         1,070         1,065
                                                         ------       ------        ------        ------        ------

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ANNUAL SUMMARY

(AMOUNTS IN MILLIONS)                           2004         2003
                                              -------       -------
QVC, INC. (98.3%)
Revenue - Domestic                            $ 4,141         3,845
Revenue - International                         1,546         1,044
                                              -------       -------
Revenue - Total                               $ 5,687         4,889
                                              -------       -------
OCF - Domestic                                $   977           888
OCF - International                               253           125
                                              -------       -------
OCF - Total                                   $ 1,230         1,013
                                              -------       -------
Operating Income                              $   760           785

STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                       $   963           906
OCF                                           $   239           368
Operating Income                              $   148           266

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Revenue - U.S. Networks(2)                    $ 1,605         1,351
Revenue - International Networks(3), (4)          583           474
Revenue - Commerce, Education & Other(5)          177           170
                                              -------       -------
Revenue - Total                               $ 2,365         1,995
                                              -------       -------
OCF - U.S. Networks(2)                        $   600           487
OCF - International Networks(3), (4)               97            68
OCF - Commerce, Education & Other(5)              (34)          (47)
                                              -------       -------
OCF - Total(6)                                $   663           508
                                              -------       -------
Operating Income                              $   484           314
                                              -------       -------

(1) SEG SUBSCRIPTION UNITS: Total subscription units represent the number of SEG services which are purchased by cable, DTH and other distribution media customers.

(2) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Fit TV, Discovery Kids, BBC-America Representation, The Science Channel, Discovery Times, Discovery Home (f/k/a Discovery Home & Leisure Channel), Military Channel (f/k/a Discovery Wings) Discovery en Espanol, Discovery HD Theater and online initiatives.

     DISCOVERY NETWORKS U.S. JOINT VENTURES - DISCOVERY TIMES, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED:

     DCI owns a 50% interest in Discovery Times, a 90% interest in Discovery Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners.

(3) DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discover Kids in UK, Latin America; Discovery Travel & Adventure in UK, Europe, Latin America, Asia, Middle East; Discovery Travel & Living in India; Discovery Health in UK, Latin America, Asia; Discovery Home & Leisure in UK, Asia; Discovery Civilization in UK, Europe, Middle East; The Science Channel in UK, Europe, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Asia, Africa; People + Arts in Latin America and Spain).

     DISCOVERY NETWORKS INTERNATIONAL JOINT VENTURES - CONSOLDIATED

     Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Asia, Africa; People + Arts in Latin America and Spain) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4) DCI - DISCOVERY NETWORKS INTERNATIONAL - EQUITY AFFILIATES: DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, are not consolidated and are not reflected in the results presented above.

(5) DCI - COMMERCE, EDUCATION AND OTHER: Commerce, Education & Other is comprised of a North American chain of 115 Discovery Channel retail stores, mail-order catalog business, an on-line shopping site, a global licensing business, and an educational business that reaches 36 million students in the U.S.

(6) DCI PATENT SALE: In the third quarter of 2004 DCI sold patents in the amount of $22 million. Third quarter and total year 2004 results exclude the impact of this one time gain.

(7) DCI SUBSCRIPTION UNITS: Subscription units include (1) multiple networks received in the same household that subscribe to more than network, (2) subscribers to joint venture networks, (3) subscribers that are reached through branded programming blocks, which are provided without charge, and
     (4) households that receive DCI programming networks without charge pursuant to various pricing plans that include free periods and/or free carriage.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of segment operating cash flow to earnings (loss) before income taxes and minority interest (Schedule 1) and a reconciliation, for our two largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP (Schedule 2).

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

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interest for the years ended December 31, 2004 and 2003.

(AMOUNTS IN MILLIONS)                                                                        2004            2003
                                                                                           -------          -------
INTERACTIVE GROUP

Combined operating cash flow                                                               $ 1,375            1,119
Eliminate equity method affiliates                                                            --               (579)
                                                                                           -------          -------
     CONSOLIDATED OPERATING CASH FLOW                                                        1,375              540
                                                                                           -------          -------

NETWORKS GROUP
Combined operating cash flow                                                                   949              920
Eliminate equity method affiliates                                                            (713)            (552)
                                                                                           -------          -------
     CONSOLIDATED OPERATING CASH FLOW                                                          236              368
                                                                                           -------          -------

Corporate & Other consolidated operating cash flow                                             (74)            (108)
                                                                                           -------          -------
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                              $ 1,537              800
                                                                                           =======          =======

Consolidated segment operating cash flow                                                   $ 1,537              800
Stock compensation                                                                            (101)              88
Litigation Settlement                                                                           42             --
Depreciation and amortization                                                                 (736)            (465)
Impairment of long-lived assets                                                               --             (1,362)
Interest expense                                                                              (615)            (529)
Share of earnings of affiliates                                                                 97               45
Realized and unrealized losses on derivative instruments, net                               (1,284)            (662)
Gains on dispositions, net                                                                   1,406            1,125
Nontemporary declines in fair value of investments                                            (129)             (22)
Other, net                                                                                     107              109
                                                                                           -------          -------
       EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY
         INTEREST                                                                          $   324             (873)
                                                                                           =======          =======

LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following tables provide a reconciliation, for our two largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended December 31, 2004, September 30, 2004, June 30, 2004, March 31, 2004 and
December 31, 2003 and the years ended December 31, 2004 and 2003, respectively.

(AMOUNTS IN MILLIONS)                        4Q04        3Q04        2Q04        1Q04        4Q03
                                            -----       -----       -----       -----       -----
QVC, INC. (98.2%)
Operating Cash Flow                         $ 411         271         278         270         348
Depreciation and Amortization                (113)       (110)       (106)       (108)       (114)
Stock Compensation Expense                     (8)         (8)         (8)         (9)         (5)
Other                                        --          --          --          --          --
                                            -----       -----       -----       -----       -----
     OPERATING INCOME                       $ 290         153         164         153         229
                                            =====       =====       =====       =====       =====

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                         $  46          62          62          69          99
Depreciation and Amortization                 (22)        (14)        (14)        (13)        (20)
Stock Compensation Expense                    (23)         (2)       --            (3)         76
Other                                        --          --          --          --          (157)
                                            -----       -----       -----       -----       -----
     OPERATING INCOME (LOSS)                $   1          46          48          53          (2)
                                            =====       =====       =====       =====       =====

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow                         $ 182         161         183         137         151
Depreciation and Amortization                 (32)        (28)        (38)        (31)        (32)
Long-Term Incentive Plans                       9         (26)        (27)        (28)        (16)
Other                                        --            22        --          --          --
                                            -----       -----       -----       -----       -----
     OPERATING INCOME                       $ 159         129         118          78         103
                                            =====       =====       =====       =====       =====

(AMOUNTS IN MILLIONS)                        2004           2003
                                            -------       -------
QVC, INC. (98.2%)
Operating Cash Flow                         $ 1,230         1,013
Depreciation and Amortization                  (437)         (222)
Stock Compensation Expense                      (33)           (6)
Other                                          --            --
                                            -------       -------
     OPERATING INCOME                       $   760           785
                                            =======       =======

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                         $   239           368
Depreciation and Amortization                   (63)          (75)
Stock Compensation Expense                      (28)          130
Other                                          --            (157)
                                            -------       -------
     OPERATING INCOME                       $   148           266
                                            =======       =======

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow                         $   663           508
Depreciation and Amortization                  (129)         (120)
Long-Term Incentive Plans                       (72)          (74)
Other                                            22          --
                                            -------       -------
     OPERATING INCOME                       $   484           314
                                            =======       =======


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